EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE               FOR MORE INFORMATION CONTACT:
10/21/99                            Investors:  Mary Kay Shaw, 630-623-7559
                                    Media: Chuck Ebeling, 630-623-6150


        McDONALD'S REPORTS 15% INCREASE IN NET INCOME PER SHARE

OAK BROOK, IL -- McDonald's Corporation today reported diluted net income per common share increased 15 percent for the quarter ended September 30, 1999.

- Diluted net income per common share was 39 cents for the quarter, up 15 percent, as reported and in constant currencies.

- Operating income rose nine percent for the quarter; 11 percent in constant currencies.

- Nearly 12,000 restaurants, including all Canadian and more than 85 percent of U.S. restaurants, are currently using the Made for You food preparation system.

- Sales for the quarter were up 19 percent in Latin America, 10 percent in Europe and six percent in Asia/Pacific in constant currencies. U.S. sales increased six percent for the quarter.

- For the quarter, operating income increased 11 percent in the U.S. and in constant currencies, 12% in Europe, nine percent in Asia/Pacific and one percent in Latin America. Excluding Russia, Europe's operating income increased 15 percent in constant currencies.

Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. dollar.

Key highlights - Consolidated      1999       1998         Increase
Dollars in millions, except per                            As   In Constant
common share data                                    Reported   Currencies*
Quarters ended September 30
Systemwide sales               $9,997.8   $9,246.2         8%           8%
Total revenues                  3,444.2    3,215.0         7           10
Operating income                  907.7      835.2         9           11
Net income                        540.9      482.2        12           14
Net income per common
share - diluted                     .39        .34        15           15
*Excluding the effect of foreign currency translation on reported results.


Key highlights -             1999       1998             Increase
Consolidated                                 ------------------------------
                                                          Excluding 1998
Dollars in millions, except                             special charge (1)
per common share data                              As           In Constant
                                             Reported  Adjusted Currencies*
Nine months ended September 30
Systemwide sales        $28,741.0  $26,663.5       8%        8%          8%
Total revenues            9,886.4    9,200.7       7         7          10
Operating income          2,502.8    2,124.7      18        10          11
Net income                1,461.7    1,201.6      22        11          13
Net income per
common share - diluted       1.04        .85      22        12          13
* Excluding the effect of foreign currency translation on reported results.
(1) Excluding the second quarter 1998 $160 million special charge ($110 million after tax or $.08 per diluted share) related to the home office productivity initiative.

SUMMARY COMMENTARY
     Chairman and Chief Executive Officer Jack M. Greenberg commented, "McDonald's third quarter results reflect the continued strong performance of our U.S. business and our success internationally, despite the difficult economic environment in several areas of the world. We remain on track to add approximately 1,750 restaurants in 1999, with about 90% outside the U.S.
     "I'd like to share several important milestones we achieved recently, as further evidence of McDonald's strength. We celebrated the opening of our 25,000th restaurant worldwide in Chicago. We opened our 3,000th restaurant in Japan, our 1,000th in Germany and soon will open our 1,000th restaurant in the U.K. The 200th Ronald McDonald House was opened in Budapest, Hungary. And, we are also pleased to announce the opening of Hamburger University in Brazil.
     "In addition, it's my pleasure to welcome the Donatos and Chipotle families to McDonald's, as we closed on the acquisition of Donatos Pizza and acquired a majority interest in Chipotle. I am very proud of our McDonald's family in Taiwan, Turkey, the Southeastern U.S. and other areas. They have fed thousands by donating food and water and taking time to assist relief efforts from natural disasters."
     Jim Cantalupo, Vice Chairman McDonald's Corporation, Chairman and Chief Executive Officer - McDonald's International said, "Consolidated operating income for the quarter increased 11 percent in constant currencies. The U.S. and Europe segments combined accounted for nearly 80 percent of operating income. The U.S. contributed an 11 percent operating income increase and Europe contributed 12 percent in constant currencies. France, Germany, Italy, Spain and the U.K. all reported strong results, contributing to Europe's increase. Excluding Russia, Europe's operating income increased 15 percent in constant currencies.
     "Asia/Pacific's operating income increased nine percent in constant currencies, despite Japan's economic weakness and difficult comparisons with strong third quarter 1998 price-value promotions. We continue to gain market share and achieve economies of scale as our long-term approach positions us for the future. Strong results in Australia, along with improved results in several Southeast Asia markets, contributed to the increase.
     "Latin America's results were adversely affected by the devaluation and difficult economic conditions in Brazil. But, we are seeing improvement in Brazil and are optimistic that we will continue to improve going forward."
     Alan Feldman, President - McDonald's USA said, "I'm excited that we have been able to maintain our momentum in this tough U.S. competitive environment. We had great success this quarter with our Inspector Gadget promotion, an innovative idea in Happy Meal premiums, which expanded our kids business. Our fourth quarter marketing calendar is equally exciting, featuring a tie-in with Toy Story II, a Disney movie in December.
     "Our Made for You food preparation system is in nearly 11,000, or more than 85%, of our U.S. restaurants. We are on track to have virtually all U.S. restaurants converted by year end. Our owner/operators and customers are pleased with the improvements in food quality that Made for You brings."

NET INCOME AND NET INCOME PER COMMON SHARE - DILUTED
     Net income and diluted net income per common share increased 12 and 15 percent for the quarter, respectively (14 and 15 percent in constant currencies). For the nine months, net income increased 11 percent and diluted net income per common share increased 12 percent (13 percent for both in constant currencies), excluding the $160 million second quarter 1998 special charge related to the home office productivity initiative ($110 million after tax or $.08 per diluted share). Including the second quarter 1998 special charge, both reported net income and diluted net income per common share increased 22 percent for the nine months.
     Weighted average shares outstanding for the third quarter and the nine months were lower compared with the prior year, due to the Company's share repurchase program. During the first nine months of 1999, the Company repurchased 17.5 million shares of its common stock for approximately
$654 million, under its three-year, $3.5 billion program, which is scheduled to be completed by the end of 2001.

OPERATING RESULTS
     McDonald's operates primarily in the quick-service hamburger restaurant business, which we refer to as "Brand McDonald's". The Company also operates other branded restaurants: Donatos Pizza, Chipotle Mexican Grill and Aroma Cafe. Collectively these three businesses are referred to as "Other Brands". For the quarter and nine months ended September 30, 1999, Brand McDonald's comprised virtually all of consolidated operating results.
     The following discussion includes only Brand McDonald's. Refer to the table on page nine for summarized financial information of our Other Brands.

Systemwide Sales and Revenues
     Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments along with initial fees.
     On a global basis, the increases in sales and revenues for the quarter and nine months were due to expansion and positive comparable sales. Foreign currency translation had no impact on the total Systemwide sales growth rate for either the quarter or the nine months. However, it had a negative impact on the growth rate in revenues for both periods, primarily because the stronger Japanese Yen had a greater positive currency translation effect on sales. This is due to our affiliate structure in Japan. Under this structure, we record a service fee in revenues based on a percentage of Japan's sales, whereas 100 percent of its sales are included in Systemwide sales. On a constant currency basis, revenues increased at a higher rate than sales in both periods due to the higher unit growth rate of Company-operated restaurants outside the U.S. relative to Systemwide restaurants.


Systemwide sales -
Brand McDonald's
Dollars in millions               1999        1998     Increase/(Decrease)
                                                           As   In Constant
                                                     Reported   Currencies*
Quarters ended September 30
U.S.                         $ 4,870.8   $ 4,600.9         6%           n/a
Europe                         2,458.1     2,349.4         5            10%
Asia/Pacific                   1,725.1     1,416.0        22             6
Latin America                    431.9       445.8        (3)           19
Other                            475.6       434.1        10             9
    Total Systemwide sales   $ 9,961.5   $ 9,246.2         8%            8%
Nine months ended September 30
U.S.                         $14,324.0   $13,639.7         5%           n/a
Europe                         7,107.2     6,481.4        10            12%
Asia/Pacific                   4,738.7     4,046.9        17             7
Latin America                  1,227.6     1,276.6        (4)           17
Other                          1,297.4     1,218.9         6             9
    Total Systemwide sales   $28,694.9   $26,663.5         8%            8%
* Excluding the effect of foreign currency translation on reported results. n/a Not applicable

     U.S. sales increased due to positive comparable sales and restaurant expansion for the quarter and the nine months. Successful promotions such as Furby, Teenie Beanie Babies, Winnie the Pooh, Tarzan and Inspector Gadget, combined with local market initiatives, such as our breakfast bagel sandwich launch in nearly 50 percent of the U.S. restaurants, contributed to the sales increases.
     In Europe, positive comparable sales and expansion drove the constant currency sales increases for the quarter and the nine months. Strong performances in France, Germany, Italy, Spain, and the U.K. drove these increases in both periods.
     In Asia/Pacific, the constant currency sales increases were driven by expansion, partly offset by negative comparable sales for the quarter and nine months. Expansion in Japan, as well as positive comparable sales in Australia and South Korea, contributed to the segment's sales increases in both periods.
     In Latin America, positive comparable sales and expansion drove the constant currency sales increase for the quarter. The results for the nine months were driven by expansion, partly offset by negative comparable sales. Brazil contributed to the increases due to expansion for both periods and positive comparable sales for the quarter. Both periods benefited from continued positive comparable sales in Mexico and Venezuela.


Combined Operating Margins

Combined operating margins -        Quarters ended        Nine months ended
Brand McDonald's                     September 30           September 30
                                    1999      1998        1999        1998
Dollars in millions
Company-operated                $  455.3  $  437.5    $1,265.3    $1,215.1
Franchised                         782.7     737.3     2,252.5     2,113.7
  Combined operating margins    $1,238.0  $1,174.8    $3,517.8    $3,328.8
Percent of sales/revenues
Company-operated                    18.6%     19.0%       17.9%       18.4%
Franchised                          80.7      81.1        80.5        81.0

     Combined operating margin dollars increased $63 million, or five percent for the quarter and $189 million, or six percent for the nine months. These increases were primarily driven by expansion and positive comparable sales.
     Company-operated margins as a percent of sales decreased for both periods. Food & paper costs as a percent of sales increased for the quarter and were flat for the nine months. Payroll costs increased as a percent of sales for both periods, while occupancy & other expenses as a percent of sales were flat for the quarter and increased for the nine months.
     As a percent of sales, U.S. Company-operated margins decreased for the quarter and increased for the nine months. Food & paper costs as a percent of sales decreased for both periods, while payroll costs increased for both periods. Occupancy & other operating expenses increased for the quarter and were flat for the nine months.
     Outside the U.S., Company-operated margins decreased as a percent of sales for the quarter and nine months. As a percent of sales, food & paper and payroll costs increased for the quarter and nine months, while occupancy & other operating expenses were flat for the quarter and increased for the nine months. Economic difficulties in Brazil and Russia negatively impacted the Company-operated margin percent outside the U.S., accounting for about 70 percent of the decline for both periods.
     Franchised margin dollars comprised more than 60 percent of the combined operating margins for both periods, the same as in the prior year. Franchised margin dollars increased six percent for the quarter and seven percent for the nine months, while franchised margins as a percent of applicable revenues decreased for the quarter and the nine months.
     As a percent of revenues, U.S. franchised margins increased for the quarter and the nine months, primarily due to positive comparable sales growth. Higher occupancy costs and the consolidation, for financial reporting purposes, of Sweden in 1999 negatively affected the franchised margin percent outside the U.S. in both periods.

Selling, General & Administrative Expenses
     Selling, general & administrative expenses increased two percent for the quarter and were flat for the nine months. In the U.S., selling, general & administrative expenses decreased for both periods due to savings as a result of the home office productivity initiative. This decrease was less in the quarter than for the nine months since the productivity initiative savings were realized beginning in third quarter 1998 and due to an increase in performance based incentive compensation in third quarter 1999. Outside the U.S., selling, general & administrative expenses increased at a rate substantially less than the sales growth rates for both periods. The consolidation, for financial reporting purposes, of Sweden in 1999 and spending to support restaurant development primarily drove the increases. As a result of the home office productivity initiative, the Company expects to save about $100 million of selling, general & administrative expenses per year, beginning in 2000, with about two-thirds of the annual savings expected to be realized in 1999. About $15 million of these savings were realized in 1998.

Other Operating (Income) Expense

Other operating (income) expense -   Quarters ended       Nine months ended
Brand McDonald's                      September 30          September 30
Dollars in millions                  1999      1998        1999       1998
Gains on sales of restaurant
businesses                         $(16.2)   $(10.5)    $ (38.6)    $(32.5)
Equity in earnings of
unconsolidated affiliates           (36.5)    (31.5)     (111.7)     (65.9)
Other (income) expense                9.8      12.5        75.1       60.5
   Other operating (income)
   expense                         $(42.9)   $(29.5)    $ (75.2)    $(37.9)
Made for You costs                 $  7.0    $ 10.6     $  17.3     $ 15.6
Special charge                          -         -           -     $160.0

     Other operating (income) expense consists of transactions related to franchising and the food service business. The increase for the nine months in equity in earnings of unconsolidated affiliates was primarily due to a second quarter gain from the sale of real estate in a U.S. partnership. Results in Japan, which benefited from a lower effective tax rate and the stronger Japanese Yen, also contributed to the increases for both periods. Costs associated with implementation of the Made for You food preparation system related primarily to accelerated depreciation on equipment being replaced in U.S. Company-operated restaurants. The special charge in the second quarter 1998 reflected employee severance and outplacement, consolidation of facilities and other costs in connection with the home office productivity initiative.

Operating Income
     Operating income increased $74 million, or nine percent for the quarter, and $221 million, or ten percent for the nine months, excluding the second quarter 1998 special charge. For both periods, these increases were primarily driven by higher combined operating margin dollars and higher other operating income, partly offset by weaker foreign currencies.

Operating income -                 1999       1998    Increase/(Decrease)
Brand McDonald's (1)
Dollars in millions                                       As   In Constant
                                                    Reported   Currencies*
Quarters ended September 30
U.S.                           $  389.6   $  350.6       11%           n/a
Europe                            324.8      303.7        7            12%
Asia/Pacific                      119.8       98.9       21             9
Latin America                      36.5       46.4      (21)            1
Other                              38.3       35.6        8             7
   Total operating income      $  909.0   $  835.2        9%           11%
Nine months ended September 30
U.S. (2)                       $1,132.8   $  846.3       34%           n/a
Europe                            881.1      806.1        9            12%
Asia/Pacific                      305.0      254.7       20            12
Latin America                      94.1      124.5      (24)           (4)
Other                              92.4       93.1       (1)            1
   Total operating income (2)  $2,505.4   $2,124.7       18            19
* Excluding the effect of foreign currency translation on reported results.
(1) For financial reporting purposes, Corporate selling, general & administrative expenses (costs related to home office support of the Company's global business) were allocated to the various geographic segments, beginning in 1999. Prior year amounts have been restated to conform to this presentation.
(2) Excluding the second quarter 1998 $160 million special charge related to the home office productivity initiative, U.S. operating income increased 13% and total operating income increased 10%, 11% in constant currencies. n/a Not applicable

     U.S. operating income increased $39 million, or 11 percent for the quarter and increased $127 million, or 13 percent for the nine months, excluding the second quarter 1998 special charge. The increases in both periods were driven by higher combined operating margin dollars, higher other operating income and lower selling, general & administrative expenses.
     Europe's operating income increased 12 percent for both the quarter and nine months in constant currencies. The strong results in France, Germany, Italy, Spain and the U.K. drove this segment's performance in both periods. Additionally, Europe's operating income benefited from the consolidation of Sweden, due to an increase in ownership, but was dampened by the difficult economic conditions in Russia, which began in September 1998. Excluding Russia, Europe's constant currency operating income increased 15 percent for the quarter and 16 percent for the nine months.
     Operating income in Asia/Pacific increased nine percent for the quarter and 12 percent for the nine months in constant currencies, despite Japan's economic weakness and difficult comparisons with strong third quarter 1998 price-value promotions. For the quarter, the increase was primarily due to strong results in Australia and improved results in China, and for the nine months the increase was primarily due to Japan, which benefited from a lower effective tax rate. In both periods, improved results in several Southeast Asia markets contributed to the increases.
     The late September earthquake in Taiwan will likely temper fourth quarter results for Asia/Pacific, due primarily to its temporary negative impact on consumer spending patterns.
     Latin America's operating income increased one percent for the quarter and decreased four percent for the nine months in constant currencies. Difficult economic conditions in Brazil and other parts of the region, along with Brazil's currency devaluation, had a significant adverse effect on this segment's operating results. We are cautiously optimistic that improvements in the Brazilian economy and actions we have taken will continue to improve operating results as we move forward. Mexico and Venezuela contributed positively to this segment's performance with strong results in both periods.

Summary of Operating Results by Brand
     The following table summarizes key operating results of Brand McDonald's and our Other Brands.

Summary of Operating Results by Brand
Dollars in millions                           Brand    Other
                                         McDonald's   Brands   Consolidated
Quarter ended September 30, 1999
Systemwide sales                          $ 9,961.5    $36.3      $ 9,997.8
Revenues                                    3,422.0     22.2        3,444.2
Combined operating margins                  1,238.0      3.8        1,241.8
Selling, general & administrative
expenses                                      364.9      3.1          368.0
Operating income (loss)                   $   909.0    $(1.3)     $   907.7
Nine months ended September 30, 1999
Systemwide sales                          $28,694.9    $46.1      $28,741.0
Revenues                                    9,864.2     22.2        9,886.4
Combined operating margins                  3,517.8      3.8        3,521.6
Selling, general & administrative
expenses                                    1,070.3      3.1        1,073.4
Operating income (loss)                   $ 2,505.4    $(2.6)     $ 2,502.8

INTEREST AND NONOPERATING EXPENSE AND INCOME TAXES
     Lower interest expense in both periods reflected lower average interest rates and weaker foreign currencies, partly offset by higher debt levels.
     Nonoperating (income) expense reflected lower translation losses for the quarter compared with 1998, and higher translation losses for the nine months.
     The effective income tax rate was 32.4 percent for the quarter and
32.8 percent for the nine months of 1999 compared with 32.8 percent for the quarter and 32.9 percent for the nine months of 1998.

IMPACT OF FOREIGN CURRENCIES ON REPORTED RESULTS
     While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.
     The primary currencies positively affecting reported results in both periods were the Australian Dollar, the Japanese Yen and the Southeast Asian currencies. The Brazilian Real, the British Pound, and the Euro, which encompasses 11 of our European markets including Germany and France, had a negative effect on reported results in both periods.

Effect of foreign currency translation on
worldwide reported results - Consolidated                   Increase
Dollars in millions,                                   Over Prior Period
except per common           As  In Constant                As  In Constant
share data            Reported  Currencies*  Change  Reported  Currencies*
Quarter ended September 30, 1999
Systemwide sales     $ 9,997.8   $ 9,994.0  $ (3.8)        8%           8%
Total revenues         3,444.2     3,532.1    87.9         7           10
Operating income         907.7       922.9    15.2         9           11
Net income               540.9       550.7     9.8        12           14
Net income per common
share - diluted            .39         .39       -        15           15
Nine months ended September 30, 1999
Systemwide sales     $28,741.0   $28,783.1  $ 42.1         8%           8%
Total revenues         9,886.4    10,091.4   205.0         7           10
Operating income (1)   2,502.8     2,530.9    28.1        10           11
Net income (1)         1,461.7     1,481.7    20.0        11           13
Net income per common
share - diluted (1)       1.04        1.05     .01        12           13
* Excluding the effect of foreign currency translation on reported results.
(1) The percentage increase over the prior period excludes the second quarter 1998 $160 million special charge ($110 million after tax or $.08 per diluted share) related to the home office productivity initiative.


FORWARD-LOOKING STATEMENTS
     Certain forward-looking statements are included in this report. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results could differ materially due to the effectiveness of operating initiatives, advertising and promotional efforts, and Year 2000 compliance and Euro conversion efforts of the Company, its owner/operators, suppliers and service providers, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; availability and cost of land and construction; legislation and government regulation; and accounting policies and practices.


                       McDONALD'S CORPORATION
              CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
--------------------------------------------------------------------
                                                          Inc/(Dec)
Quarters ended September 30,       1999         1998         $    %
--------------------------------------------------------------------
SYSTEMWIDE SALES               $9,997.8     $9,246.2     751.6    8
Revenues
Sales by Company-operated
 restaurants                    2,474.4      2,305.7     168.7    7
Revenues from franchised
 and affiliated restaurants       969.8        909.3      60.5    7

TOTAL REVENUES                  3,444.2      3,215.0     229.2    7

Operating costs and expenses
Company-operated restaurants    2,015.6      1,868.2     147.4    8
Franchised restaurants --
 occupancy costs                  186.8        172.0      14.8    9
Selling, general &
 administrative expenses          368.0        358.5       9.5    3
Other operating (income)
 expense                          (40.9)       (29.5)    (11.4)  n/m
Made for You costs                  7.0         10.6      (3.6)  n/m
Total operating costs
 and expenses                   2,536.5      2,379.8     156.7    7

OPERATING INCOME                  907.7        835.2      72.5    9

Interest expense                   95.4        102.8      (7.4)  (7)

Nonoperating (income) expense      12.0         15.1      (3.1)  n/m

Income before provision
 for income taxes                 800.3        717.3      83.0   12

Provision for income taxes        259.4        235.1      24.3   10

NET INCOME                     $  540.9     $  482.2      58.7   12

NET INCOME PER COMMON SHARE    $   0.40     $   0.35*     0.05   14

NET INCOME PER
 COMMON SHARE-DILUTED          $   0.39     $   0.34*     0.05   15

Weighted average common
 shares outstanding             1,354.7      1,362.1*

Weighted average common
 shares outstanding-diluted     1,403.1      1,404.7*

* Restated for 2-for-1 common stock split in March 1999.
n/m  Not meaningful


                      McDONALD'S CORPORATION
             CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
--------------------------------------------------------------------
                                                           Inc/(Dec)
Nine months ended September 30,    1999         1998         $     %
--------------------------------------------------------------------
SYSTEMWIDE SALES              $28,741.0    $26,663.5   2,077.5     8
Revenues
Sales by Company-operated
 restaurants                    7,087.6      6,590.4     497.2     8
Revenues from franchised
 and affiliated restaurants     2,798.8      2,610.3     188.5     7

TOTAL REVENUES                  9,886.4      9,200.7     685.7     7

Operating costs and expenses
Company-operated restaurants    5,818.8      5,375.3     443.5     8
Franchised restaurants --
 occupancy costs                  546.0        496.6      49.4    10
Selling, general &
 administrative expenses        1,073.4      1,066.4       7.0     1
Other operating (income)
 expense                          (71.9)       (37.9)    (34.0)   n/m
Made for You costs                 17.3         15.6       1.7    n/m
Special charge                        -        160.0    (160.0)   n/m
Total operating costs
 and expenses                   7,383.6      7,076.0     307.6     4

OPERATING INCOME (1)            2,502.8      2,124.7     378.1    18

Interest expense                  298.1        312.0     (13.9)   (4)

Nonoperating (income) expense      30.9         21.4       9.5    n/m

Income before provision
 for income taxes               2,173.8      1,791.3     382.5    21

Provision for income taxes        712.1        589.7     122.4    21

NET INCOME (1)                $ 1,461.7    $ 1,201.6     260.1    22

NET INCOME PER
 COMMON SHARE (1)             $    1.08    $    0.88*     0.20    23

NET INCOME PER
 COMMON SHARE-DILUTED (1)     $    1.04    $    0.85*     0.19    22

Weighted average common
 shares outstanding             1,355.8      1,369.0*

Weighted average common
 shares outstanding-diluted     1,405.4      1,408.4*



* Restated for 2-for-1 common stock split in March 1999.
n/m  Not meaningful
(1) Excluding the second quarter 1998 special charge, operating income increased 10%, net income increased 11%, net income per common share increased 13% and net income per common share - diluted increased 12%.


      MCDONALD'S CORPORATION FINANCIAL INFORMATION - BRAND MCDONALD'S

Dollars in millions
--------------------------------------------------------------------
                                                          Inc/(Dec)
Quarters ended September 30,    1999        1998          $       %
--------------------------------------------------------------------
SYSTEMWIDE SALES
By Type
Operated by franchisees    $ 6,154.6   $ 5,740.4      414.2       7
Operated by the Company      2,452.5     2,305.7      146.8       6
Operated by affiliates       1,354.4     1,200.1      154.3      13
                           $ 9,961.5   $ 9,246.2      715.3       8

TOTAL REVENUES
By Segment
U.S.                       $ 1,303.1   $ 1,240.9       62.2       5
Europe                       1,258.0     1,165.1       92.9       8
Asia/Pacific                   503.9       434.2       69.7      16
Latin America                  174.2       203.7      (29.5)    (14)
Other                          182.8       171.1       11.7       7
                           $ 3,422.0   $ 3,215.0      207.0       6


                                                          Inc/(Dec)
Nine months ended September 30, 1999        1998          $       %
--------------------------------------------------------------------
SYSTEMWIDE SALES
By Type
Operated by franchisees    $17,853.1   $16,602.0    1,251.1       8
Operated by the Company      7,065.7     6,590.4      475.3       7
Operated by affiliates       3,776.1     3,471.1      305.0       9
                           $28,694.9   $26,663.5    2,031.4       8

TOTAL REVENUES
By Segment
U.S.                       $ 3,834.2   $ 3,659.7      174.5       5
Europe                       3,651.3     3,253.3      398.0      12
Asia/Pacific                 1,374.2     1,209.1      165.1      14
Latin America                  503.6       593.4      (89.8)    (15)
Other                          500.9       485.2       15.7       3
                           $ 9,864.2   $ 9,200.7      663.5       7


      MCDONALD'S CORPORATION FINANCIAL INFORMATION - BRAND MCDONALD'S

RESTAURANT MARGINS
---------------------------------------------------------------------------
                         Quarters ended                 Nine months ended
                          September 30                     September 30
                        1999        1998                 1999        1998
---------------------------------------------------------------------------
Company-operated
U.S.                    17.2%       17.5%                17.8%       17.7%
Outside the U.S.        19.2%       19.6%                18.0%       18.8%

Franchised
U.S.                    81.2%       80.9%                81.3%       81.2%
Outside the U.S.        80.1%       81.3%                79.4%       80.6%



% CONTRIBUTION TO
CONSOLIDATED MARGINS
---------------------------------------------------------------------------
                         Quarters ended                 Nine months ended
                          September 30                     September 30
                        1999        1998                 1999        1998
---------------------------------------------------------------------------
Company-operated
U.S.                      28          29                   31          31
Outside the U.S.          72          71                   69          69
                         100         100                  100         100
Franchised
U.S.                      57          57                   58          59
Outside the U.S.          43          43                   42          41
                         100         100                  100         100


      MCDONALD'S CORPORATION RESTAURANT INFORMATION - BRAND MCDONALD'S

-------------------------------------------------------------
At September 30,                1999        1998    Inc/(Dec)
-------------------------------------------------------------
By Type
Operated by franchisees       15,713      14,932         781
Operated by the Company        5,909       5,350         559
Operated by affiliates         4,137       3,847         290
   Systemwide restaurants     25,759      24,129       1,630

By Segment
U.S.                          12,529      12,424         105
Europe
   Germany                       972         894          78
   England                       842         776          66
   France                        756         692          64
   Italy                         222         182          40
   Spain                         204         168          36
   Netherlands                   192         179          13
   Sweden                        191         171          20
   Poland                        150         113          37
   Other                       1,160       1,025         135
   Total Europe                4,689       4,200         489
Asia/Pacific
   Japan                       3,073       2,679         394
   Australia                     674         662          12
   Taiwan                        317         284          33
   China                         244         213          31
   Philippines                   206         183          23
   Hong Kong                     158         145          13
   South Korea                   158         129          29
   Other                         569         571          (2)
   Total Asia/Pacific          5,399       4,866         533
Latin America
   Brazil                        805         568         237
   Argentina                     186         155          31
   Mexico                        158         140          18
   Other                         471         394          77
   Total Latin America         1,620       1,257         363
Other
   Canada                      1,111       1,063          48
   Other                         411         319          92
   Total Other                 1,522       1,382         140
   Systemwide restaurants     25,759      24,129       1,630

Countries                        117         113


    MCDONALD'S CORPORATION RESTAURANT INFORMATION - OTHER BRANDS

------------------------------------------------------------------
At September 30,                1999        1998        Increase
------------------------------------------------------------------
Donatos Pizza                    147           *         147
Chipotle Mexican Grill            29          16          13
Aroma Cafe                        19           *          19
Total Other Brands               195          16         179

*Business acquired in 1999.


    MCDONALD'S CORPORATION RESTAURANT INFORMATION - BRAND MCDONALD'S

------------------------------------------------
Quarters ended September 30,    1999        1998
------------------------------------------------
Additions
U.S.                              39          18
Europe                           131         124
Asia/Pacific                     138         142
Latin America                     66          97
Other                             44          22
   Systemwide additions          418         403


------------------------------------------------
Nine months ended September 30, 1999        1998
------------------------------------------------
Additions
U.S.                              57          44
Europe                           268         314
Asia/Pacific                     344         410
Latin America                    215         166
Other                             75          63
   Systemwide additions          959         997